Exhibit 99.1

TO: All Members

I am pleased to announce that, effective May 1, 2009, M. Susan Elliott has been named interim president and chief executive officer of the Federal Home Loan Bank of Boston.

I know most of you have had the opportunity to meet Susan over the years, and so you’re already familiar with her steadfast commitment to delivering the funding resources you need to better serve your communities. Susan will retain her current responsibilities as executive vice president and director of Member Services, a position she has held since 1994. Susan has been with the Bank since 1981. The board of directors has great confidence in Susan and her ability to smoothly manage this leadership transition.

The Bank’s board of directors is hopeful that we will soon be able to announce a permanent successor to Mike Jessee, who retires today after 20 years with the Bank. We will inform you when a final selection is made.

Regards,

Jan A. Miller

Chair, Board of Directors

Federal Home Loan Bank of Boston